Exhibit 99.1


                              BancAffiliated, Inc.
                                 P.O. Box 210069
                              Bedford, Texas 76095


Contact: Garry J. Graham                              PRESS RELEASE
         President and CEO                        FOR IMMEDIATE RELEASE
         (817) 285-6195                              OCTOBER 21, 2003

                    BANCAFFILIATED, INC. ANNOUNCES UNAUDITED
                     SEPTEMBER 30, 2003 1ST QUARTER EARNINGS

Bedford, Texas - BancAffiliated, Inc. (the "Company"), the parent holding company for Affiliated Bank (the "Bank"), on a consolidated basis, announced today unaudited net income of $196,000, or $0.70 per share, for the first quarter ending September 30, 2003, compared to net income of $148,000 for the same period in 2002.

Net interest income, before provision for loan losses, was approximately $784,000 for the quarter ended September 30, 2003, compared to $551,000 for the same quarter in 2002, an increase of approximately $233,000. The provision for loan losses totaled $50,000 for quarter ended September 2003, compared to $30,000 for the same period 2002. This increase was due primarily to the increased risk perceived to exist in the loan portfolio. At the September 30, 2003 quarter end the Bank's nonperforming assets were 0.27% of total assets, as compared to 0.63% and 0.40% at the end of June, 2003 and September, 2002, respectively.

Noninterest income for the September 30, 2003 quarter totaled $38,000, compared to $21,000 for same period in 2002. Noninterest expense for the September 30, 2003 quarter totaled $495,000, compared to $303,000 for the same period in 2002. This increase was primarily due to the cost of holding company operations and compensation increases and other costs associated with the company's growth.

The Company's total assets were $84.9 million at September 30, 2003, compared to $73.9 million at June 30, 2003, an increase of $11.0 million or 14.8%. The increase was due primarily to loan growth of $6.1 million coupled with the purchase of mortgage-backed securities of $4.3 million, partially offset by a decrease in federal funds and cash and deposits at banks of $1.3 million.

Deposits increased $3.5 million, or 10%, to $39.0 million at September 30, 2003 from $35.4 million at June 30, 2003. Advances from the Federal Home Loan Bank of Dallas and other funding sources increased by $7.4 million to approximately
$38.1 million for the quarter ended September 30, 2003, compared to approximately $30.7 million for the June 30, 2003 fiscal year end.

The Company is headquartered at 500 Harwood Road, Bedford, Texas 76021 and its stock is traded on the Electronic Bulletin Board under the symbol "BAFI."

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from the Company's actual future experience involving any one or more of such matters and subject areas. The Company has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from the Company's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include, but are not limited to, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, and demand for loans in the Company's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected, or described from time to time in the Company's reports filed with the SEC. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.


                                      # # #

                       BancAffiliated, Inc. and Subsidiary
                        Selected Financial Condition Data
                             (Dollars in Thousands)

                                                              Quarter End     Fiscal Year End
                                                              September 30,      June 30,
                                                                  2003             2003
                                                              (Unaudited)       (Audited)

Selected Financial Condition Data:
Total Assets                                                   $84,948           $73,862
Loans Receivable, net                                           44,596            38,476
Federal Funds Sold                                                   0             4,260
Cash and deposits in other financial institutions                5,193             2,258
Federal Home Loan Bank Stock                                     1,785             1,569
Mortgage Backed Securities                                      27,696            23,409
Collateralized Mortgage Obligations                              1,986             2,649
Deposits                                                        38,890            35,380
Federal Home Loan Bank borrowings                               38,084            30,687
Note Payable                                                     2,000                 0
Total Shareholders Equity                                        5,652             5,559


                                                                  Three Months Ended
                                                                    September 30
                                                                     (Unaudited)
                                                              2003              2002
                                                              ----              ----

Selected Operations Data:
Interest & Dividend Income                                     $1,065           $839
Interest Expense                                                 (281)          (288)
                                                              --------          -----
Net Interest Income                                               784            551
Provision for loan losses                                         (50)           (30)
                                                              --------          -----
Net Interest Income after Loan Losses                             734            521
Noninterest Income                                                 38             21
Noninterest Expense                                              (495)          (303)
                                                              --------          -----
Income Before Taxes                                               277            239
Income Taxes                                                      (81)           (91)
                                                              --------          -----
Net Income                                                     $  196           $148
                                                              --------          -----
Earnings Per Share                                              $0.70          $0.56
Average Shares Outstanding                                    278,302        264,500


                                                                    At or for the
                                                                  Three Months Ended
                                                                    September 30
                                                                     (Unaudited)
                                                               2003              2002
                                                               ----              ----
Selected Financial Ratios:
Annualized Where Appropriate

Performance Ratios:
Return on average assets                                      1.03%             1.09%
Return on average equity                                     13.91%            11.66%
Interest rate spread                                          4.17%             4.02%
Net Interest Margin                                           4.25%             4.18%
Operating expense to average assets                           2.61%             2.23%
Efficiency Ratio                                             60.22%            53.05%
Average interest earning assets to
Interest bearing liabilities                                105.49%           107.6%


                                                        September 30, 2003              June 30, 2003
                                                            (Unaudited)                    (Audited)
Quality Ratios:
---------------
Nonperforming assets to total assets                          0.27%                     0.63%
Allowance for loan losses to non-performing loans             8,900%                    4,522%
Allowance for loan losses to gross loans                      1.00%                     1.05%

Capital Ratios:
Equity to total assets at end of period                       6.65%                     7.53%
Book Value per Share                                        $20.31                    $20.48

